Exhibit 3.1

SECOND CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DEMAND MEDIA, INC.

Demand Media, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The name of the Corporation is Demand Media, Inc. The Corporation was incorporated on March 23, 2006 pursuant to the General Corporation Law of the State of Delaware (the “DGCL”).  The Corporation’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware (the “DE Secretary of State”) and was effective as of January 31, 2011 (the “A&R Certificate of Incorporation”).  The A&R Certificate of Incorporation was amended by the First Certificate of Amendment to the A&R Certificate of Incorporation, which was filed with the DE Secretary of State on August 1, 2014.

SECOND:  The A&R Certificate of Incorporation is hereby further amended by this Second Certificate of Amendment by amending and restating Article I in its entirety as follows:

“ARTICLE I

The name of the corporation is Leaf Group Ltd. (the “Corporation”).”

THIRD: The Board of Directors of the Corporation has duly adopted a resolution approving the foregoing amendment in accordance with the provisions of Section 242 of the DGCL.

FOURTH:  All other provisions of the A&R Certificate of Incorporation, as amended, shall remain in full force and effect.

FIFTH:  This Second Certificate of Amendment to the A&R Certificate of Incorporation shall be effective as of November 9, 2016 at 8:30 a.m. Eastern Standard Time.

IN WITNESS WHEREOF, Demand Media, Inc. has caused this Second Certificate of Amendment to be executed in its corporate name on this 7th day of November, 2016.

DEMAND MEDIA, INC.
a Delaware corporation

By:	/s/ Daniel Weinrot
Name:	Daniel Weinrot
Title:	Secretary & General Counsel